Heartland Bancshares, Inc. Announces Record High Annual Net Income and Increased Total Assets.

January 24, 2006, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $1,278,000 or $.88 per diluted share for the year ended December 31, 2005, an increase of 4.41% over 2004. Heartland also announced net income of $363,000 or $.25 per diluted share for the fourth quarter 2005, an increase of 55.82% over the fourth quarter 2004. Comparatively, Heartland recorded net income of $1,224,000 or $.85 per diluted share for the year ended December 31, 2004 and net income of $233,000 or $.16 per diluted share for the fourth quarter 2004. Higher net interest income, higher non-interest income, lower non-interest expense and lower income tax expense all contributed to the improvements in annual earnings. Lower non-interest expense accounted for the improvement in quarterly earnings. The fourth quarter earnings also represent an 18.63% increase from the previous quarter net income of $306,000 or $.21 per diluted share recorded for the third quarter of 2005

Net interest income increased by $183,000 in 2005 compared to 2004 due to higher volumes of interest earning assets. Heartland’s net interest margin decreased to 3.95% in 2005 from 4.09% in 2004 primarily due to the increase in average rates paid on deposits and other borrowings. During the year ended December 31, 2004, Heartland recorded negative provision for loan loss of $200,000 compared to provision expense of $195,000 in 2005. Non-interest income for 2005 grew by $55,000 from 2004 primarily due to higher other fee and deposit service charge income. Non-interest expenses fell to $7,046,000 for the year ended December 31, 2005 from $7,235,000 in 2004 primarily due to lower wages and benefits and lower professional fees. Total assets grew $11 million or 5.83% to $197 million at December 31, 2005 from $186 million at December 31, 2004 including loan growth to $125 million and deposit growth to $162 million.

President Steve Bechman commented on the improvements. “We are proud to celebrate the completion of our eighth full year of banking operations by posting the highest annual earnings in our history. Our employees and directors have spent a great deal of time and effort over the past three years in efforts to bring the bank to this point. We greatly appreciate their efforts as well as the dedication shown by our shareholders and customers.”

Heartland’s allowance for loan losses at December 31, 2005 was $2,069,000 or 1.66% of total loans. Net loan charge-offs recorded during 2005 were $617,000, or .48% of average loans outstanding. Non-performing assets total $2,985,000 or 1.52% of total assets at December 31, 2005 and include $1,476,000 of non-accrual loans, $376,000 of loans past due 90 days and still accruing and $1,133,000 of other real estate. Non-performing assets were up from $1,955,000 or 1.05% of total assets at December 31, 2004.

According to statistics released by the FDIC, Heartland Community Bank, Heartland Bancshares’ wholly owned subsidiary had market share of 12.84% of deposits within Johnson County, Indiana at June 30, 2005. Heartland Community Bank’s market share was second highest of the 19 depository institutions listed. The highest market share by any one depository institution was 16.89% at June 30, 2005. Additional deposit market share information may be obtained at www2.fdic.gov.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.
SELECTED BALANCE SHEET DATA
December 31, 2005 and 2004
(Dollar amounts in thousands)
(Unaudited)

	2005	2004

Total cash and cash equivalents	$8,813	$5,771
Securities available-for-sale	47,582	42,162
Loans held for sale	2,958	929
Gross loans	124,671	124,339
Allowance for loan losses	2,069	2,491
Total assets	196,666	185,837
Total deposits	161,663	155,662
Total Liabilities	182,561	172,331
Shareholders' equity	14,105	13,506

HEARTLAND BANCSHARES, INC.
SELECTED INCOME STATEMENT DATA
Three and Twelve Months ended December 31, 2005 and 2004
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Interest income	$2,866	$2,481	$10,792	$9,236
Interest expense	1,153	690	3,704	2,331
Provision for loan losses	—	—	195	(200)
Noninterest income	515	515	2,015	1,960
Noninterest expense	1,713	1,987	7,046	7,235
Income tax expense	153	86	585	606
Net income	363	233	1,278	1,224
Basic earnings per share	.26	.17	.91	.88
Diluted earnings per share	.25	.16	.88	.85